Exhibit 10.48

Director Compensation Policy

The following table sets forth the compensation payable to nonemployee directors of Lexmark International, Inc.:

Annual Retainer Fee	$60,000
Annual Retainer Fee – Finance and Audit Committee Member	$15,000
Annual Retainer Fee – Compensation and Pension Committee Member	$10,000
Annual Retainer Fee – Other Committees Member	$8,000
Annual Chair Retainer Fee – Finance and Audit Committee	$20,000
Annual Chair Retainer Fee – Compensation and Pension Committees	$12,000
Annual Chair Retainer Fee – Other Committees	$10,000
Presiding Director Annual Retainer Fee	$20,000
Initial Equity Award (Restricted Stock Units)	$150,000
Annual Equity Award (Restricted Stock Units)	$135,000

Terms of Equity Awards

Initial Equity Award (Restricted Stock Units)

•	Grant Date: Date of Election to the Board

•	Number of RSUs: Face value of award divided by the closing price of Lexmark Class A Common Stock on the Grant Date, rounded up to the nearest whole share

•	Vesting: 100% vested on the sixth anniversary of the Grant Date

•	Settlement: On termination of status as a Board member

Annual Equity Award (Restricted Stock Units)

•	Grant Date: Annual Meeting of Stockholders

•	Number of RSUs: Face value of award divided by the closing price of Lexmark Class A Common Stock on the Grant Date, rounded up to the nearest whole share

•	Vesting: 100% vested on the date immediately preceding the next Annual Meeting of Stockholders

•	Settlement: 34% on the second anniversary of the date of grant and 33% on each of the third and fourth anniversaries of the date of grant

Deferred Stock Units: Pursuant to the terms of the Lexmark International, Inc. 2005 Nonemployee Director Stock Plan, each nonemployee director may defer his or her retainer and/or meeting fees into Deferred Stock Units based on the fair market value of Lexmark Class A Common Stock on the date of deferral. The Deferred Stock Units are eligible for settlement initially on June 30th in the fifth year following the date of grant.